Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.663.3992

CSP Inc. Reports Fourth-Quarter Fiscal 2014 Financial Results

BILLERICA, MA, December 16, 2014 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the fourth quarter and year ended September 30, 2014.
The Company also announced that its board of directors has voted to pay its quarterly dividend of $.11 per share to shareholders of record December 28, 2014 payable January 8, 2015.
Management Comments
“We made excellent progress on our growth strategy in Fiscal 2014 as we invested in a number of areas to support future growth,” said President and Chief Executive Office Victor Dellovo. “We are excited by the promise of growth and customer diversity from Myricom, which we acquired and integrated into the High-Performance Products & Solutions (HPPS) segment during the year. We also took great strides in positioning CSP to increase margins and recurring revenue by growing our managed services business. From a financial perspective, we grew net income by 263% in fiscal 2014 to $1.3 million on a 3% decrease in revenue. For the fourth quarter, we reported a slight loss as we invested heavily in new product development and sales infrastructure to support future profitable growth.
“Fourth-quarter revenue from our HPPS segment was driven by strong Myricom sales, the delivery of a sonar system for an international customer, as well as $0.6 million in royalty revenue from an additional E-2D plane. This represents royalty for the sixth E-2D plane in fiscal 2014, exceeding our initial expectation of recording revenue for five planes during the year.
“At our IT Solutions segment, we reported another strong quarter in Germany, while business in the US continues to be soft.   We continue to see managed services as an exciting opportunity for profitable growth, and recently added eight engineers, who were immediately productive.
“Looking ahead, we plan to continue to advance our growth strategy in fiscal 2015. In IT Solutions, we expect that managed services will be a key revenue and earnings generator in fiscal 2015. In HPPS, we currently are having customer discussions regarding expected E-2D production, and believe we could report royalty revenue for five planes in the second half of the year. We also are investing in product development at our Myricom business, where we see excellent growth opportunities in a number of vertical markets. We expect the growth of this business will help to smooth out revenue in those quarters that have softer sales from the military side of the business, which is inherently lumpy. We expect to begin to report meaningful revenue from our new product development efforts in Myricom in the fourth quarter of fiscal year 2015,” concluded Dellovo
Financial Results
For the fourth quarter of fiscal 2014, revenue was $19.7 million compared with $21.9 million in the year-ago quarter. For the full year, revenue was $84.6 million compared with $87.6 million in fiscal 2013.  Foreign exchange had a negative effect on revenue of $43,000 for the three-month period and a positive effect of $979,000 for fiscal 2014.

Exhibit 99.1

Gross margin for the fourth quarter was 26% for the three-month period compared with 22% for the prior year, and gross margin for the 12-month period increased to 25% from 21% in fiscal 2013.  The increases for both periods were due to a greater mix of High Performance Products and Solutions products, which carry higher margins.
Net loss for the fourth quarter was $78,000, or $0.02 per share, compared with a net loss of $8,000, or $0.00 per share, in the fourth quarter of fiscal 2013. Net income for fiscal 2014 was $1.3 million, or $0.37 per diluted share, compared with $368,000, or $0.10 per diluted share, in fiscal 2013.
Cash and short-term investments decreased by $2.2 million from $18.6 million at year-end fiscal 2013 to $16.4 million as of September 30, 2014. CSP’s cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its High Performance Products and Solutions and its IT Solutions segments.
Conference Call Details
CSP Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP’s financial results and provide a business update.  To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com.  Individuals may also listen to the call via telephone, by dialing (866) 952-1906  or (785) 424-1825.  For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSP’s website.
About CSP Inc.
Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market IT integration solutions and high-performance computer systems to meet the diverse requirements of our industrial, commercial, and defense customers worldwide.
CSP Inc.'s High Performance Products & Solutions segment includes the MultiComputer Division, which designs and manufactures commercial high-performance computer signal processing systems for a variety of complex real time applications in defense and commercial markets. The Company also owns Myricom, a pioneer in high performance computing interconnect technology. Founded in 1970, Modcomp, Inc. is part of CSPI's Information Technology Solutions segment, and has offices in North America and Europe. Modcomp provides solutions and services for complex IT environments including disaster recovery, mobility, managed services, security, data center management, and collaboration. More information about CSP, Inc. is available at www.cspi.com. To learn more about Myricom or Modcomp, Inc., please visit www.myricom.com and www.modcomp.com.
Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act.  Such forward-looking statements may include, but are not limited to, we expect that managed services will be a key revenue and earnings generator in fiscal 2015 and we currently are having customer discussions regarding expected E-2D production, and believe we could report royalty revenue for five planes in the second half of the year.  The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company.  Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC.  Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2014	September 30, 2013
Assets
Current assets:
Cash and short-term investments	$16,448	$18,619
Accounts receivable, net	12,532	13,529
Inventories	6,446	4,791
Refundable income taxes	418	624
Other current assets	3,602	3,979
Total current assets	39,446	41,542
Property, equipment and improvements, net	1,472	1,420
Other assets	5,389	4,887
Total assets	$46,307	$47,849

Liabilities and Shareholders’ Equity
Current liabilities	14,511	15,125
Pension and retirement plans	10,440	8,660
Non-current liabilities	69	405
Shareholders’ equity	21,287	23,035
Total liabilities and shareholders’ equity	$46,307	$47,225

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the Year ended,
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Sales:
Product	$14,132	$16,219	$58,877	$65,844
Service	5,616	5,674	25,742	21,775
Total sales	19,748	21,893	84,619	87,619

Cost of Sales:
Product	11,304	12,839	48,751	54,023
Service	3,342	4,250	15,047	15,013
Total cost of sales	14,646	17,089	63,798	69,036

Gross profit	5,102	4,804	20,821	18,583

Operating expenses:
Engineering and development	1,112	596	3,484	1,857
Selling, general & administrative	3,947	4,234	16,116	16,025
Total operating expenses	5,059	4,830	19,600	17,882

Bargain Purchase Gain	—	—	462	—
Operating income	43	(26)	1,683	701

Other income (expense), net	(50)	(48)	(228)	(12)

Income (loss) before income taxes	(7)	(74)	1,455	689
Provision (benefit) for income taxes	71	(66)	121	321

Net income (loss)	$(78)	$(8)	$1,334	$368

Income (loss) per share - basic	$(0.02)	$—	$0.37	$0.11
Weighted average shares outstanding - basic	3,463	3,422	3,448	3,389

Income (loss) per share - diluted	$(0.02)	$—	$0.37	$0.10
Weighted average shares outstanding - diluted	3,463	3,422	3,499	3,441